Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

CONVERTIBLE LOAN AGREEMENT

IN RESPECT OF

OZON HOLDINGS LIMITED

AS BORROWER

THIS AMENDED AND RESTATED CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is made on /1/ October 2019 by and among:

(1)

PRINCEVILLE GLOBAL ECOMMERCE INVESTMENTS I LIMITED, a company duly incorporated and validly existing under the laws of the British Virgin Islands, having its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (“Lender”); and

(2)	OZON HOLDINGS LIMITED, a limited liability company registered under Cyprus law with its registered address at 2-4 Arch. Makarios III, 9th Floor Capital Center, Nicosia, Cyprus (the “Borrower”),

(The Lender and the Borrower shall also be referred to herein individually as a “Party” and, collectively, the “Parties”).

1.	Definitions and Interpretation

1.1	In this Agreement, except where the context requires otherwise:

“Additional Amount” means an amount of up to eight hundred forty seven million ninety six thousand seven hundred nine Rubles (RUB 847,096,709);

“Affiliate” of a Person (the “first Person”) means (a) a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the first Person; (b) a legal entity that shares the same investment management or investment advisory company with, or acts solely as bare nominee holder on behalf of a Party; and/or (c) upon any liquidation or other dissolution of a Person which is not a natural person, any Person that is a beneficial owner of the interests held by the entity being liquidated or dissolved, and “Affiliated” shall be construed accordingly;

“Applicable Rate” means (i) the simple per annum interest rate of ten per cent (10%); or (ii) upon the occurrence of a Non-Qualifying Lender Event the maximum applicable reference rate set by the Central Bank of Cyprus from time to time, but in no event shall exceed ten per cent (10%) per annum;

“Approved Loan Amount” means three billion five hundred million Rubles (RUB 3,500,000,000);

“Articles of Association” means the Memorandum and Articles of Association of the Borrower in force from time to time;

“Assigned Loan Commitment” has the meaning given in clause 12.4 hereof;

“Borrower’s Account” means the Borrower’s account with, with the following requisites:

“Borrower Warranties” means the warranties set out in Schedule B;

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Moscow, Russia, London, England, New York, USA, or the Republic of Cyprus are authorized or permitted by law to close;

“Claim” means any claim under this Agreement;

“Consolidated Arbitration” has the meaning given in clause 15.13 hereof;

“Control” (including the terms “Controls”, “Controlled by” and “under common Control with”) means, with respect to any Person, the ownership, directly or indirectly, of interests representing more than fifty per cent. (50%) of the voting power of a legal entity, or having the power to control the management, operations or policies of such Person (whether pursuant to a contract, trust arrangement or otherwise) or elect a majority of members to the board of directors or equivalent decision-making body of such legal entity; provided that, all voting power held by entities under common control (including investment funds under common control) shall be aggregated together and attributed to each other such entity under common control for the purpose of determining the voting power percentage of each such entity;

“Conversion” means conversion of the entire Loan into Ordinary Shares to be made in accordance with clause 6.1 hereof;

“Conversion Date” means the earlier of: (a) the date when the Conversion must occur in accordance with clause 5 hereof or (b) the date of the actual Conversion;

“Conversion Price” means ten thousand seven hundred Rubles (RUB 10,700) per Ordinary Share, unless a Qualified Financing occurs on or before 27 December 2019, in which event the Conversion Price shall be equal to the price per Ordinary Share in Rubles as set in connection with such Qualified Financing reduced by the Discount Rate;

“Conversion Waivers” means such waivers as the Company is required to obtain from its shareholders under applicable law to permit the conversion of any portion of the Additional Amount, which has been provided by the Lender in excess of the Approved Loan Amount, as contemplated by this Agreement in order for the Company to give certain Borrower Warranties in respect of any Ordinary Shares to be issued upon conversion of such Additional Amount;

“Conversion Warranties” means the Borrower Warranties set forth in paragraphs 1.1, 1.3, 2.2, 3, 5, 6.1 and 8 of Schedule B;

“Data Room” means the Borrower’s virtual data room at: a copy of which is provided on two (2) identical DVD-R’s sets consisting of two (2) DVD-Rs (each set for the Lender and the Borrower) and each DVD-R initialled by Herbert Smith Freehills CIS LLP (as Lender’s solicitors);

“Disclosed” means any facts, matters or circumstances fairly disclosed in the Financial Statements, the Shareholders Agreement, this Agreement and any Disclosed Document and “Disclosure” shall be construed accordingly;

“Disclosed Documents” means:

(a)

any documents or information made available to the Lender (except for any documents or information in Russian or any information (in any language) made available to the Lender verbally) during the due diligence meetings held on 20-22 February 2019 and 11 June 2019 in Moscow, Russia; by email uploaded to the Data Room to folder 3.12; or through the Data Room, contained in folders 1-10; and

(b)

any documents or information made available to the Lender’s solicitors (whether in English or in Russian) through the Data Room, contained in folders 1, 3 (excluding folder 3.12), 4 and 7 an index of said documents derived from the Project Phoenix file room is attached hereto as Appendix B;

“Discount Rate” means the discount rate of ten percent (10%);

“DML” means Davco Management Limited, a limited liability company registered under Cyprus law with its registered address at Cyprus, 1065, Nicosia, Arch. Makarios III, 2-4, Capital Center, floor 9;

“Dollar” and “USD” means the lawful currency of the United States of America;

“Euro” and “EUR” means the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and the Treaty of Amsterdam;

“Event of Default” has the meaning given in clause 5.5 hereof;

“Exchange Rate” means the RUB/USD exchange rate based on the average MOEX Rate for each of the 5 (five) days prior to the Payment Date on which the MOEX Rate has been quoted;

“Existing Lender” has the meaning given in clause 12.4 hereof;

“Financial Statements” means the audited consolidated financial statements of the Borrower for the year ending 31 December 2018;

“Governmental Authority” means any:

a)	nation, state, county, city, town, borough, village, district or other jurisdiction;

b)	federal, state, local, municipal, foreign or other government;

c)

governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

d)	multinational organisation or body;

e)	body exercising, or entitled or purporting to exercise, any administrative, judicial, legislative, police, regulatory or Taxing Authority or power; or

f)	official of any of the foregoing,

in each case, having jurisdiction over the relevant Person.

“Group” means the Borrower and its Subsidiaries, and “Group Company” means any one of them;

“Law” means all applicable provisions of all constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders, in each case, which are binding on the Group, of any Governmental Authority, and orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority which are binding on the Group;

“LCIA” has the meaning given in clause 15.2 hereof;

“Lender’s Knowledge” means such facts, matters or circumstances in respect of the Group or its business within the actual knowledge of Emmanuel DeSousa, Vivian Huang, or Joaquin Rodriguez Torres based on the Disclosed Documents;

“Lender Warranties” means the warranties set out in clause 10.3;

“Liquidity Event” means the occurrence of an IPO (including a Qualified IPO) (as defined in the Shareholders Agreement) or Ozon Change of Control;

“Loan” means the gross Ruble denominated amount of Tranche 1 and Tranche 2 that is actually lent by the Lender to the Borrower pursuant to this Agreement;

“Material Adverse Effect” means in respect of the Group taken as a whole, that there has been a material adverse effect on:

a)

its business, where it suffers or is more than likely to suffer a reduction in the Ozon.ru GMV by twenty per cent (20%) or more year-on-year (measured against the Ozon.ru GMV for the corresponding quarter of the previous year);

b)	the ability of the Group to carry on its business; or

c)	the ability of the Group to comply with its obligations under this Agreement;

“Maximum Loan Amount” means four billion three hundred forty seven million ninety six thousand seven hundred nine Rubles (RUB 4,347,096,709);

“MOEX Rate” means the rate of exchange of USD into RUB (represented as the amount of RUB for 1 (one) USD) fixed at or about 12.35 Moscow time by Public Joint-Stock Company Moscow Exchange MICEX-RTS and currently published under the ticker USDFIXME at https://www.moex.com/ru/markets/currency/get-fixing.aspx?code=USDFIXME and by Bloomberg under ticker ID USDRUB MCDF Curncy;

“New Lender” has the meaning given in clause 12.5 hereof;

“Non-Qualifying Lender Event” means the exercise by a shareholder of the Borrower of its rights under the Shareholders Agreement to lend on substantially the same terms of this Agreement in connection with New Issue 2 (as defined in the Notice) and such shareholder either (i) lends an amount which is less than the equivalent of one million Euros (EUR 1,000,000) and its loan includes provision for a disbursement of less than five hundred thousand Euros (EUR 500,000), or (ii) such shareholder actually lends to the Borrower and the interest rate chargeable by such shareholder under the applicable laws of the Republic of Cyprus is capped at an amount less than ten per cent. (10%);

“Notice” means the Notice of New Issue and Conditional New Issue to be made by means of Convertible Loan(s) sent by the Borrower and dated 12 June 2019, as amended by the Amended Notice of New Issue and Conditional New Issue to be made by means of Convertible Loan(s) sent by the Borrower and dated 12 July 2019;

“Original CLA” has the meaning given in clause 2.1 hereof;

“Ordinary Shares” means the ordinary shares, par value USD 0.025 each, in the capital of the Borrower which are in issue from time to time, having the rights and obligations set out in the Articles of Association;

“Ozon Change of Control” shall be deemed to have occurred if any Person, or group of Affiliates, acquires Control of the Borrower;

“Ozon.ru GMV” means the gross merchandise value (in Rubles) calculated based on monthly unaudited management accounts of the Group as follows:

a)	the gross value of any type of goods sold by the Group itself and by all sellers via www.ozon.ru and/or the “Ozon” mobile application within one calendar quarter; plus

b)	the gross value of delivery, services, advertising and other revenue of the Group (for the avoidance of doubt, except for any revenue generated by Ozon Travel LLC) within one calendar quarter; less

c)	value added taxes and customer cancellations and returns within one calendar quarter;

“Payment Date” means the date of any payment made under clause 3.2 or clause 5.1.2 hereof;

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity;

“Qualified Financing” means a new equity issuance by the Borrower of no less than fifty million Dollars (USD 50,000,000) to one or more investors that as of the date hereof are neither existing shareholders of the Borrower or an Affiliate of any existing shareholders of the Borrower;

“Relevant Date” means the earlier of: (i) the date of closing of a Qualified Financing, and (ii) 27 December 2019;

“Ruble” and “RUB” means the lawful currency of the Russian Federation;

“Rules” has the meaning given in clause 15.2 hereof;

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement relating to Ozon Holdings Limited dated 15 March 2018 (as amended);

“Signing Date” has the meaning given in clause 2.1 hereof;

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of, and Schedule 7 to, the Companies Act 2006 and in respect of the Borrower means the Subsidiaries of the Borrower identified in Appendix A to this Agreement;

“Tax” means any income, franchise, share capital, profits, windfall profits, gross receipts, sales, use, value added, transfer, documentary, recording, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, levy, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto) imposed by any Taxing Authority;

“Taxing Authority” means any entity or other Governmental Authority responsible for the administration of any Taxes, including, without limitation, any Governmental Authority of the Russian Federation or the Republic of Cyprus;

“Tranche 1” means the committed loan that the Lender is obligated to advance to the Borrower in accordance with clause 3.2.1 in the amount of twenty five million Dollars (USD 25,000,000) calculated in Rubles based on the Exchange Rate; and

“Tranche 2” means the uncommitted loan that the Lender may advance to the Borrower in accordance with clause 3.2.2 in the amount of up to the Maximum Loan Amount minus the amount of Tranche 1.

1.2	In this Agreement:

1.2.1

save as otherwise expressly provided, references to this Agreement or any other document include reference to this Agreement or such other document as varied, supplemented, novated and/or replaced from time to time;

1.2.2	references to clauses and Schedules are references respectively to clauses of and Schedules to this Agreement, unless otherwise stated;

1.2.3	references to any enactment are references to such enactment as re-enacted, amended or extended;

1.2.4	references to the Lender or to any other person shall be deemed to be references to or to include, as appropriate, the relevant person’s successors and permitted assigns; and

1.2.5	clause headings are for convenience only and shall not affect the construction of this Agreement.

2.	Amendment and Restatement

2.1

On 6 August 2019 (the “Signing Date”), the Parties entered into the Convertible Loan Agreement (the “Original CLA”), which was further amended by the Parties on 20 September 2019 and the Parties hereby have now agreed to amend and restate the Original CLA on the terms set out in this Agreement.

2.2	With effect from the date hereof, the Original CLA shall be amended and restated so that it shall be read and construed for all purposes as set out in this Agreement.

3.	Loan

3.1	The Lender has agreed to advance the Loan to the Borrower to be used by the Group to support growth and make capital investments in accordance with the terms and provisions set out in this Agreement.

3.2	Subject to clause 3.3 below, the Lender:

3.2.1	shall transfer as soon as possible after the date of this Agreement, but in any event no later than fifteen (15) Business Days from 31 July 2019, Tranche 1 in Dollars; and

3.2.2	may transfer as soon as possible after the date when Tranche 1 is transferred pursuant to clause 3.2.1 above, but in any event no later than 18 October 2019, Tranche 2 in Dollars,

in each case calculated based on the Exchange Rate by wire transfer of immediately available funds to the Borrower’s Account, provided that in no event shall the aggregate Ruble denominated amount of Tranche 1 and Tranche 2 exceed the Maximum Loan Amount.

3.3

The funded portion of Tranche 1 and Tranche 2, while paid in Dollars, shall be denominated in Rubles based on the Exchange Rate and the Borrower shall send a notice to the Lender of the Ruble denominated amount of each funded tranche of the Loan within five (5) Business Days of each applicable Payment Date, which shall be binding on the Parties absent manifest error.

3.4

Notwithstanding any provision of this Agreement, the Lender shall be under no obligation to transfer any part of Tranche 1 to the Borrower unless it is satisfied that the following conditions have been met or have been waived by the Lender:

3.4.1

the Lender receives a certified true copy of the resolution of the board of director and/or the shareholders (as applicable) of the Borrower approving the terms of, and the transactions contemplated by, this Agreement (and each document executed in connection herewith) and, specifically, approving the share issuance required for the Conversion, and resolving that the Borrower execute this Agreement (and each document executed in connection herewith) and effects the Conversion in accordance with the terms of this Agreement; and

3.4.2	each shareholder of the Borrower waives, or is deemed to have waived, any pre-emptive right it has in respect of the Ordinary Shares to be issued as a result of the Conversion.

3.5	The Borrower shall notify the Lender within five (5) Business Days of receipt of any portion of the Loan.

4.	Interest

4.1	Interest at the Applicable Rate shall accrue on the Loan from day to day starting from the date of remittance (inclusive of such date) of the applicable portion of the Loan until:

4.1.1	the Relevant Date; or

4.1.2	if the Borrower is in breach of its Conversion obligation set out in clause 6.1 hereof, the date on which Conversion actually occurs,

and be calculated on the basis of the actual number of days elapsed and a 365 day year. Subject to clause 4.1.2 above, no interest shall accrue after the Relevant Date.

4.2	All accrued interest shall be paid to the Lender either in cash pursuant to clause 5.1.2, or by way of Conversion on the Conversion Date pursuant to clause 6.

5.	Repayment

5.1	The Lender shall be entitled to either:

5.1.1

at any time before the Liquidity Event, but not prior to the Relevant Date, by way of giving written notice to the Borrower, demand that the Borrower simultaneously convert the Loan together with all accrued interest into fully paid Ordinary Shares at the Conversion Price within fifteen (15) Business Days of such notice, provided that any Additional Amount, which has been provided by the Lender in excess of the Approved Loan Amount, shall be converted only upon receipt of the Conversion Waivers (and if such waivers have not been obtained, then such Additional Amount (together with all accrued interest in cash) shall be repaid to the Lender simultaneously with the Conversion occurring under this clause 5.1.1); or

5.1.2

upon occurrence of the Liquidity Event, by way of giving written notice to the Borrower on or before the later of: (a) ten (10) Business Days after the occurrence of a Liquidity Event, or (b) ten (10) Business Days after being notified by the Borrower of the occurrence of a Liquidity Event (and the

Borrower shall notify the Lender immediately upon occurrence of a Liquidity Event), demand the Borrower either:

5.1.2.1

repay the Loan (or repay only the Additional Amount, which has been provided by the Lender in excess of the Approved Loan Amount, if such amount has not been converted by the Borrower under clause 5.1), in each case, together with all accrued interest in cash; or

5.1.2.2	simultaneously convert the Loan together with all accrued interest into fully paid Ordinary Shares at the Conversion Price.

5.2

If the Lender fails to timely demand repayment of the Loan together with all accrued interest in accordance with clause 5.1.2 above, the Borrower shall be entitled to repay the Loan by means of Conversion pursuant to clause 6 within fifteen (15) Business Days of the occurrence of a Liquidity Event (after the expiration of terms specified in clause 5.1.2 (a) and 5.1.2 (b)), provided that the Borrower notified the Lender of a Liquidity Event in accordance with clause 5.1.2 and provided further that:

5.2.1	if the Borrower has received the Conversion Waivers, the Borrower may in its discretion convert the Loan, or

5.2.2

if the Borrower has not received the Conversion Waivers, the Borrower may in its discretion convert the Loan less the Additional Amount, which has been provided by the Lender in excess of the Approved Loan Amount (and, in which case, such Additional Amount (together with all accrued interest in cash) shall be repaid to the Lender simultaneously with the Conversion occurring under this clause 5.2).

5.3

The Borrower shall not, without prior written consent of the Lender, repay or prepay all or any part of the Loan or cancel all or any part of the Tranche 1 and Tranche 2 except at the times and in the manner expressly provided for in this Agreement.

5.4

On and at any time after the occurrence of an Event of Default (and which, in case of clause 5.5.1 only, has not been remedied in full in accordance with clause 5.5.1), the Lender may, by notice to the Borrower:

5.4.1	cancel Tranche 1 (and/or Tranche 2, as the case may be) whereupon it shall immediately be cancelled; and/or

5.4.2

provided that Conversion has not occurred, declare that the entire funded amount of the Loan, together with accrued interest be immediately due and payable, whereupon such sums shall become immediately due and payable.

5.5	For the purposes of clause 5.4, an “Event of Default” means the occurrence of any of the following events:

5.5.1

any warranty made by the Borrower in this Agreement is or proves to have been breached or incorrect in any material respect when made or deemed to be made unless it is capable of remedy and is remedied within ten (10) Business Days of (i) the Lender giving notice to the Borrower; or (ii) the Borrower becoming aware of the breach; and

5.5.2	any fraud is committed by the Borrower in connection with this Agreement, or which might have a Material Adverse Effect.

6.	Conversion

6.1

On the Conversion Date, the Borrower shall simultaneously convert, or procure the conversion of, the Loan (or relevant portion thereof only in circumstances stipulated in clauses 5.1.1, 5.1.2 or 5.2) together with all accrued interest into fully paid Ordinary Shares at the Conversion Price.

6.2

If the calculation in clause 6.1 does not result in a round number of Ordinary Shares to be issued on the Conversion Date, then the Borrower shall issue to the Lender the number of Ordinary Shares rounded down to the nearest whole number, as issuance of fractional shares is prohibited, provided, however, that the Borrower shall notify the Lender within three (3) Business Days of the Conversion Date of its right to acquire one additional Ordinary Share if the Lender pays to the Borrower within ten (10) Business Days of such notice from the Borrower the value of the difference between (x) the value of the fractional share the Lender otherwise would be entitled to receive where it not prohibited and (y) the Conversion Price.

6.3

As soon as reasonably practicable but in any event no later than five (5) Business Days after the date of actual Conversion, the Borrower shall dispatch to the Lender the certificates for the relevant number of Ordinary Shares to which it is entitled under this clause 6 together with certified copies of the corporate authorisations of the relevant share issuance and the updated register of members reflecting the Lender’s ownership of the relevant Ordinary Shares. Each Ordinary Share arising on Conversion shall be issued and allotted at such premium to reflect the difference between the nominal amount of the Ordinary Share and the price per share as determined above.

6.4

The Ordinary Shares shall be credited as fully paid and rank pari passu with shares of the same class in issue on the Conversion Date and shall carry the rights as set out in the Shareholders Agreement and the Articles of Association, which shall be amended to conform to the Shareholders Agreement.

6.5

On the Conversion Date, the Borrower shall procure that the Lender is entitled to enter into and, provided the Borrower is in compliance with its obligation in this clause 6.5, the Lender shall execute the deed of adherence required under the Shareholders Agreement in a legally binding manner agreeing to comply with (and have the benefit of) the terms of the Shareholders Agreement.

7.	Limitations on Liability

7.1	Under no circumstances shall the Lender’s liability under this Agreement exceed any unfunded portion of the Loan.

7.2	Irrespective of whether the Conversion has occurred, under no circumstances shall the Borrower’s liability under this Agreement exceed:

7.2.1	any funded portion of the Loan; plus

7.2.2	interest payable on the funded portion of the Loan in accordance with clause 4.1; less

7.2.3	any diligence expenses reimbursed by the Borrower to the Lender.

7.3	No Party shall have any liability in respect of a Claim unless notice containing details of such Claim is given by the claiming Party to the other Party prior to:

7.3.1	31 March 2020 in respect of the Borrower Warranties (other than those expressly stated to be given as of the Conversion Date) and the Lender Warranties; and

7.3.2	the three (3) month anniversary of the Conversion Date in respect of the Conversion Warranties,

provided that such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and determined absolutely unless legal proceedings in respect of it have been duly issued and served in accordance with clause 11 within three (3) months of written notice of such Claim having been given to the Party alleged to be in breach. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to such withdrawn Claim.

7.4

No liability of the Borrower shall exist in respect to a Claim unless the amount of such single Claim, or series of related Claims arising from the same matter or circumstance, exceeds RUB 17,000,000 and the amount of all aggregate Claims exceeds RUB 115,000,000, in which case the Borrower shall be liable for the full amount of those Claims and not just the excess.

7.5

The Lender shall not be entitled to bring a Claim to the extent the fact, circumstance, or matter has been Disclosed or as of the date hereof is within the Lender’s Knowledge (and, as of the date of this Agreement and to the Lender’s Knowledge, it is not aware that any of the Borrower Warranties is incorrect).

7.6

The Borrower will not be liable under a Claim to the extent that the damages that are the subject of such Claim have already been fully recovered in respect of another Claim or have been settled by any person.

7.7

The Borrower will not be liable under a Claim that arises solely because of any act or thing done or omitted to be done at any time before Conversion with the express written permission of the Lender (the Lender having been provided with all relevant information about the consequences of such act or omission before giving such permission).

7.8

If a fact or circumstance that gives rise to a Claim is capable of remedy by a Group Company, the Borrower will not be liable in respect of such Claim to the extent that it remedies the relevant breach and corresponding damages within thirty (30) Business Days following the date of being notified of such Claim and provide the respective confirmatory documents to the Lender.

7.9

The Borrower will not be liable in respect of a Claim, to the extent that such Claim is attributable to or increased by the passing of, or a change in, a Law after the date hereof (whether or not that change has retrospective effect).

7.10

Nothing in this clause 7 shall operate to exclude or limit any liability of the Borrower or any remedy available to the Lender in relation to any Claim against the Borrower that arises as a result of the fraud on the part of the Borrower.

8.	Costs and Expenses

The Borrower shall indemnify the Lender on demand in respect of all documented costs and expenses (including reasonable legal fees and accommodation and transportation costs) incurred by it in connection with the enforcement of this Agreement or the preservation of its rights under this Agreement or as a result of any breach by the Borrower of its obligations hereunder, together with all value added tax payable thereon.

9.	Payments

9.1

Any payments to be made by the Borrower arising hereunder shall be made in Dollars in the amount calculated based on the Exchange Rate in immediately available funds without any set-off or counterclaim and (save as required by law) without any deduction or withholding whatsoever, to such account as the Lender to whom such payment is being made may specify from time to time.

9.2	If any deduction or withholding is required by law in respect of any payment due to the Lender under this Agreement, the Borrower shall:

9.2.1	ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement;

9.2.2	pay, or procure the payment of, the full amount deducted or withheld to the relevant taxation or other authority in accordance with the applicable law;

9.2.3

promptly deliver or procure the delivery to the Lender receipts evidencing each of the deductions or withholdings which have been made, to the extent that such receipts are made available to the Borrower; and

9.2.4

pay to the Lender an additional amount to the extent necessary to ensure that, after the making of all deductions or withholdings, the Lender receives a net sum equal to the sum which it would have received had no deduction or withholding been required to be made.

9.3	Any amount which, but for this clause 9, would fall due for payment hereunder on a day which is not a Business Day shall be payable on the next succeeding Business Day.

10.	Warranties and Undertakings

10.1

The Borrower hereby warrants to the Lender that: (a) each of the Borrower Warranties is true and accurate as of the Signing Date, except as Disclosed; (b) each of the Borrower Warranties specified in paragraphs 1.1, 3.1, 5 and 6.1 of Schedule B is true and accurate as of the date of this Agreement (provided that in respect of the Additional Amount, which has been provided by the Lender in excess of the Approved Loan Amount, the Borrower Warranties specified in paragraphs 3.1 and 6.1 shall be true and accurate in respect of any Ordinary Shares to be issued upon conversion of the Additional Amount upon receipt of the Conversion Waivers and the resolution of the Borrower’s board of directors approving the allocation of the Additional Amount); and (c) each of the Conversion Warranties is true and accurate in all material respects immediately before the Conversion Date, except as Disclosed. Each Borrower Warranty shall be deemed to be made by reference to the facts and circumstances existing at the date the warranty is made and construed as a separate and independent warranty.

10.2

For purposes hereof, with respect to the Borrower, “knowledge”, “awareness” or similar words or expressions means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of the directors, chief executive officer (general director), chief legal officer, corporate governance director and chief financial officer (or lacking same, the chief accountant) of the relevant Group Company regarding such fact, circumstance, event or matter.

10.3	The Lender hereby warrants to the Borrower that each of the following statements is true and accurate as of the Signing Date and as of the date of this Agreement:

10.3.1

the Lender is a company duly incorporated and validly existing under the laws of the jurisdiction of its formation and has full power and authority to own its assets and to carry on business as it is now being conducted;

10.3.2

the Lender has full power and authority to enter into this Agreement and to lend the full amount of Tranche 1 and Tranche 2, and to perform all of the obligations expressed to be assumed by it hereunder;

10.3.3	this Agreement constitutes the legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with its respective terms;

10.3.4

the execution and delivery by the Lender of this Agreement, the lending by the Lender of the full amount of Tranche 1 and Tranche 2 and the performance by the Lender of all the obligations expressed to be assumed by it hereunder has been duly authorised by all necessary actions of the Lender and:

10.3.4.1	do not and will not violate any provision of any Law, having applicability to the Lender;

10.3.4.2	do not and will not violate any provision of its articles of association or equivalent organisational document; and

10.3.4.3	do not and will not violate any provision of any mortgage, deed, agreement or other instrument to which the Lender is a party or which is binding upon it or its assets.

10.4	For so long as any amount remains outstanding under this Agreement, the Borrower shall supply to the Lender:

10.4.1

as soon as the same become available, but in any event within 60 days after the end of each of its financial quarters the unaudited quarterly financial statements of the Group for that financial quarter prepared in accordance with IFRS;

10.4.2

as soon as the same become available, but in any event within 240 days after the end of each of its financial years the audited consolidated financial statements of the Borrower for that financial year prepared in accordance with IFRS; and

10.4.3

with any documents and information distributed to all shareholders of the Borrower and all the directors of Internet Travel LLC and Ozon Holding LLC simultaneously upon dispatch of such documents and information to shareholders of the Borrower and all directors of those Group Companies.

10.5

The Lender hereby acknowledges and agrees that the Borrower may initiate (i) liquidation of Ozon Tour LLC, and (ii) incorporation of a new Subsidiary in any legal form which it deems appropriate at any time after the date of this Agreement, and such action shall not trigger a breach of any Conversion Warranty.

11.	Notices

11.1

Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made to any Party pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in Person, by express courier service or by registered or certified mail, return receipt requested, postage prepaid, addressed to the address of the Lender and the Borrower listed below (as applicable) or to such other address as may be substituted by notice given as herein provided.

Lender:

Address:
Princeville Global 4112-4116, 41/F, Jardine House, 1 Connaught Place,
Central, Hong Kong
Attention:
Tel:
E-mail:

with a copy to:

Borrower:

Address:	Ozon Holdings Limited
2-4 Arch. Makarios III,
9th Floor Capital Center,
Nicosia, Cyprus
Attention:
Tel:
E-mail:

with a copy to:

11.2

Notwithstanding the foregoing, any notice hereunder (i) by the Lender to the Borrower may be made by email to the email address of the Borrower set out in clause 11.1 above and (ii) by the Borrower to the Lender may be made by email to the email addresses of the Lender set out in clause 11.1 above, in each case which email shall satisfy any writing requirement hereunder.

11.3	The giving of any notice required hereunder may be waived in writing by the Party entitled to receive such notice.

11.4

Any notice sent in accordance with the provisions of clause 11.1 or 11.2 above shall be deemed to have been duly given or served on (i) the date on which personally delivered or emailed, unless delivered or emailed on a day which is not a Business Day or after 6 pm at the location of the recipient set out in 11.1 above, in which case delivery shall be deemed to have been given the next Business Day) and (ii) three (3) Business Days after the date of posting, if sent by post.

11.5	All notices and any other documents communicated in accordance with this Agreement shall be in the English language.

12.	Benefit of Agreement

12.1	The terms of this Agreement shall bind and enure for the benefit of the Borrower and the Lender and their respective successors and permitted assigns.

12.2	The Borrower may not assign or transfer any part of its rights or obligations hereunder.

12.3	Except as provided in clauses 12.4 and 12.5, no Lender may assign or transfer all or part of its rights hereunder.

12.4

The Lender (the “Existing Lender”) shall not assign or transfer any of its rights, benefits and/or obligations under this Agreement, except that the Existing Lender may assign and transfer all or part of its rights, benefits and obligations under this Agreement to one or more of its Affiliates in respect of a portion or the full amount of Tranche 1 and/or Tranche 2 (the “Assigned Loan Commitment”).

12.5

The Existing Lender undertakes to procure that any Affiliate (a “New Lender”) to whom it assigns or transfers any of its rights, benefits and/or obligations under this Agreement in respect of the Assigned Loan Commitment shall, as a condition to such assignment or transfer, execute a New Lender accession deed (substantially in the form set out in Schedule A hereto) under which the New Lender agrees to be bound by all of the terms of this Agreement in respect of the Assigned Loan Commitment as if it had originally been party as the Lender, provided that the Existing Lender shall remain jointly and severally liable in respect of the Assigned Loan Commitment.

13.	Miscellaneous

13.1

Each Party shall maintain the confidentiality of the fact and terms of this Agreement, provided that such Party may deliver or disclose the fact and terms of this Agreement to (i) its Affiliates and the directors, employees, professional advisors and agents of the Party and its Affiliates who agree to hold such information confidential substantially in accordance with the terms of this clause 13.1, (ii) in relation to the Borrower, any of its shareholders in accordance with the Shareholders Agreement, (iii) in relation to the Lender which is a fund, such Lender may disclose the fact and terms of this Agreement to the entities that manage or advise the Lender, and the investors in the Lender or any of their Affiliates, (iv) any person to which such Party sells or offers to sell any Ordinary Shares acquired in accordance with this Agreement or assigns or offers to assign its rights and obligations under clause 12 hereof (if such Person has agreed in writing prior to its receipt of such confidential information to be bound by the provisions of this clause 13.1), (v) any Governmental Authority having jurisdiction over such Party to the extent required by applicable law, or (vi) any other person to which such delivery or disclosure may be necessary or appropriate (x) to effect compliance with any law applicable to such Party or the rules and regulations governing any stock exchange on which the Party’s stock is traded, (y) in response to any subpoena or other legal process, or (z) in connection with any legal proceedings to which such Party is a party, provided that, in the cases of sub-clauses (v) or (vi), such Party shall provide each other Party, to the extent permitted by law, with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of each other Party) a protective order, confidential treatment or other appropriate remedy. In any such event, the Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.

13.2

No failure to exercise and no delay in exercising by any Party of any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

13.3

No variation hereof shall be considered valid and as constituting part of this Agreement unless such variation shall have been made in writing and signed by the Parties hereto. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

13.4

If at any time any of the provisions hereof is or becomes illegal, invalid or unenforceable in any respect, but would be legal, valid or enforceable if part of the wording were deleted or revised, then that provision shall apply with such modification as may be necessary to make it enforceable.

13.5	Other than any New Lender, a Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

13.6

This Agreement (together with the Schedules and Appendices hereto) and each document executed in connection herewith represent the complete agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings, oral or written, between any Parties or among the Parties with respect to the subject matter hereof. Each Party acknowledges that in entering into this Agreement, it has not relied on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

13.7

Unless otherwise provided in this Agreement or any document executed in connection herewith, the Parties shall pay their own costs (including any stamp duty costs) in connection with the preparation and negotiation of this Agreement and each documents executed in connection herewith and any matter contemplated by it.

14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Governing Law

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

15.	Dispute Resolution

15.1

The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the Parties do not reach agreement on a dispute in the course of the negotiations within 30 days, any Party may start arbitration in accordance with this clause 15.

15.2

Subject to clause 15.1, a dispute, Claim or controversy arising out of or relating to this Agreement shall be finally determined by arbitration in accordance with the arbitration rules (the “Rules”) of the London Court of International Arbitration (“LCIA”). The arbitration proceeding shall be conducted in the English language. The seat of arbitration shall be London, England. The arbitral tribunal shall be composed of three (3) arbitrators. Once arbitrator shall be nominated by the claiming party and the other nominated by the responding party in accordance with the Rules. The two arbitrators nominated by the parties shall within 15 days of the nomination of the second arbitrator agree upon a third arbitrator who shall act as presiding arbitrator.

15.3	In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

15.4	The award of the arbitrators shall be final and binding on the Parties.

15.5	The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the Person and assets of the losing Party in any competent jurisdiction.

15.6

The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees; provided that the arbitrators shall be entitled to make partial awards. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses (such as copying and telephone), court costs, stamp duty costs, witness fees, and reasonable, documented attorneys’ fees (other than on a contingent fee basis).

15.7

Subject to clause 15.1, except for arbitration proceedings pursuant to this clause 15, no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by the Parties in connection with any matter arising out of or in connection with this Agreement.

15.8	The language to be used in the arbitral proceedings shall be English.

15.9	The governing law of any arbitration under this clause 15 shall be the substantive law of England and Wales.

15.10

Each Party irrevocably waives any appeal rights it may have in respect of any arbitral award made under the Rules in accordance with this clause 15 and agrees to accept such an arbitral award of the LCIA as final and binding on all Parties concerned.

15.11	The arbitral tribunal shall use as guidance, but not as strict rules of procedure, the IBA Rules on the Taking of Evidence in International Commercial Arbitration.

15.12

The Parties agree that, in order to facilitate the comprehensive resolution of related disputes upon the request of any Party to an arbitration pursuant to this clause 15, the arbitrators may, within ninety (90) days of their appointment, consolidate the arbitration of any dispute with any other arbitration or proposed arbitration involving any of the Parties and relating to any other dispute under this Agreement or related to the Lender’s actual or proposed investment in the Borrower. The arbitrations may be consolidated, or heard concurrently in such manner as the arbitrators determine in their discretion, save that the arbitrators shall not consolidate such arbitrations unless they determine that there are issues of fact or law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings.

15.13

Where different arbitrators have been or are in the process of being appointed in relation to such arbitrations, the decision as to whether the arbitrations are to be consolidated shall be made by the tribunal which was first constituted. If consolidation is so ordered the Parties agree that the consolidated arbitration (the “Consolidated Arbitration”) shall be heard and finally decided by the arbitrators which ordered the consolidation.

SCHEDULE A

FORM OF NEW LENDER ACCESSION DEED

From: [●]

Date: [●]

THIS DEED is made on [●] 20[●] by [●] (the “Acceding Lender”) in relation to the Convertible Loan Agreement in respect of Ozon Holdings Limited (the “CLA”) dated [●] August 2019 (as amended and restated on [●] September 2019) between Ozon Holdings Limited and Princeville Global eCommerce Investments I Limited.

Terms defined in the CLA shall, unless otherwise defined in this Deed, bear the same meanings when used in this Deed.

The Acceding Lender confirms that as from [●], it intends to be party to the CLA in the capacity of [insert name of Lender] (the “Existing Lender”) and undertakes to perform all the obligations expressed in the CLA to be assumed by the Existing Lender in respect of the Ruble equivalent of [●] Dollars (USD ([●]) of Tranche [1/2][and/or Tranche 2] (the “Assigned Loan Commitment”) of the Existing Lender and agrees that it shall be bound by all the provisions of the CLA in respect of the Assigned Loan Commitment, as if it had been an original party to the CLA.

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS DEED has been entered into on the date stated above and is executed and delivered as a deed by the Acceding Lender on the date stated above.

EXECUTED and DELIVERED as a DEED

by [●], the Acceding Lender

By:

Its:

in the presence of:

Name:

Address:

Occupation:

SCHEDULE B

DEFINITIONS

In this Schedule B, except where the context requires otherwise:

“Accounting Principles” shall mean IFRS together with pronouncements thereon from time to time, and applied on a consistent basis;

“Core Group” means the Borrower and its Core Subsidiaries, and “Core Group Company” means any one of them;

“Core Subsidiaries” means the Subsidiaries of the Borrower identified in Part I, Appendix A to this Agreement;

“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever as may arise under any contract;

“Equity Incentive Plan” means the equity incentive plan of the Borrower adopted on 11 March 2016 and as amended from time to time together with any outstanding share appreciation rights and options relating to shares awarded before 11 March 2016;

“Existing CLAs” means the convertible loan agreements entered into by and among the Borrower, Baring Vostok Fund V Nominees Limited and Sistema Public Joint Stock Financial Corporation on 16 January 2019 and 20 June 2019, respectively;

“Intellectual Property” means any patent, patent application, copyright, including copyright in software and computer algorithms, know-how, database right, registered and or unregistered trade mark, trade mark application, trade name, service name, business name, registered design, unregistered design right, applications and the right to make applications for any of the foregoing, extensions and renewals thereof and all rights of similar nature.

BORROWER WARRANTIES

1.	Corporate Status

1.1	The Borrower is a limited liability company organized and validly existing under the Laws of the Republic of Cyprus, and it has been in continuous existence since its first registration.

1.2	On the date of this Agreement, the Borrower legally and beneficially owns the interests in the Subsidiaries as set forth in Appendix A free from all Encumbrances, and:

1.2.1	each Subsidiary is a legal entity duly organized under the Laws of its jurisdiction of incorporation; and

1.2.2	each Subsidiary is a legal entity validly existing and in good standing under the Laws of its jurisdiction of incorporation.

1.3	On the Conversion Date, each Subsidiary set forth in Appendix A (excluding Ozon Tour LLC):

1.3.1	is a legal entity validly existing and in good standing under the Laws of its jurisdiction of incorporation and one hundred percent (100%) owned by one or more other Group Companies; or

1.3.2

if it has ceased operations, all of its assets that are material to the operation of the Group has been transferred to the other Group Company in compliance with Law and are legally owned, leased or licensed by one or more other Group Companies.

1.4

Each Group Company on the date of this Agreement, and each Group Company (excluding Ozon Tour LLC) on the Conversion Date has full corporate power and authority necessary to own, lease and operate the assets and properties it owns, leases and/or operates, and to carry on its respective business as now conducted.

1.5

Each Group Company on the date of this Agreement, and each Group Company (excluding Ozon Tour LLC) on the Conversion Date is duly qualified or licensed to do business in substantially the same way as it carries-out its business as of the date hereof.

2.	No Insolvency

2.1	On the date of this Agreement, no Group Company is insolvent within the meaning of the insolvency legislation applicable to such Group Company.

2.2	On the Conversion Date, no Group Company that is a Group Company as of the date of this Agreement (save for Ozon Tour LLC):

2.2.1	is insolvent within the meaning of the insolvency legislation applicable to such Group Company; or

2.2.2

if it has ceased operations all of its assets that are material to the operation of the Group has been transferred to the other Group Company in compliance with Law and are legally owned, leased or licensed by one or more other Group Companies that are not insolvent.

2.3	No resolution has been passed or meeting convened by or in respect of a Core Group Company to approve the voluntary winding up or liquidation of a Core Group Company.

2.4

To the Borrower’s knowledge, no involuntary order has been made or petition presented by any Person seeking a declaration of bankruptcy or the winding up or liquidation of a Core Group Company, whereby the Core Group Company’s business has or shall be terminated and its assets distributed amongst the creditors and/or shareholders or other contributories.

3.	Right, Power, Authority and Action

3.1

The Borrower has the right, power and authority to execute, deliver and perform its obligations under this Agreement, to borrow the full amount of the Loan and to consummate the transactions contemplated hereby and nothing in the Borrower’s organisational documents prevents it from entering into this Agreement, or such other document(s) contemplated hereby.

3.2

The Borrower has taken all necessary internal corporate actions and all necessary corporate approvals to authorise the execution, delivery and performance of this Agreement and any other documents contemplated hereby.

3.3

The Borrower has obtained all applicable consents required for it to enter into this Agreement and any other documents contemplated hereby and to perform its obligations hereunder, except for the consents required for Conversion which the Borrower shall obtain prior to the Conversion Date.

4.	No Litigation

4.1	No Group Company is a party to any litigation, that could reasonably be expected to have a Material Adverse Effect.

4.2	To the Borrower’s knowledge, no litigation referred to in paragraph 4.1 is threatened against any Group Company.

5.	Binding Agreements

This Agreement has been duly executed and delivered by the Borrower and constitutes valid and binding obligations on the Borrower enforceable against the Borrower pursuant to its terms.

6.	Effect of the Agreement

6.1

The execution and delivery by the Borrower of this Agreement, the borrowing by the Borrower of the full amount of the Loan and the performance by the Borrower of all the obligations expressed to be assumed by it hereunder has been duly authorised by all necessary actions of the Borrower and:

6.1.1	do not and will not violate any provision of any Law having applicability to the Borrower;

6.1.2	do not and will not violate any provision of the Articles of Association;

6.1.3

do not and will not violate any provision of any mortgage, deed, agreement or other instrument to which the Borrower is a party or which is binding upon it or its assets nor will result in the creation or imposition of any security interest on any of its assets pursuant to the provisions of any such mortgage, deed, agreement or other instrument.

6.2	The lenders under the Existing CLAs are in compliance with all of their undertakings made pursuant to clause 7 of that convertible loan agreement.

7.	Share capital

7.1

The authorized share capital of the Borrower is USD 157,500 consisting of 5,901,038 Ordinary Shares and 398,962 redeemable preference shares; (ii) the issued share capital of the Borrower is 3,951,224 Ordinary Shares and 5,383 redeemable preference shares. In addition, there are 62,331 options that have been awarded under the Equity Incentive Plan and all are vested and there are 25,808 share appreciation rights that have been awarded under the Equity Incentive Plan and 22,096 have vested, and 225,660 Restricted Share Units (as defined in the Equity Incentive Plan) that have been awarded under the Equity Incentive Plan and 45,594 have vested.

7.2

Other than the obligations of the Borrower pursuant to its Equity Incentive Plan and the Existing CLAs, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Borrower or any other person:

7.2.1	to issue or sell, or cause to be issued or sold, shares of any class of share capital of the Borrower (including Ordinary Shares and Redeemable Preference Shares) or of any the Core Subsidiary; or

7.2.2

to repurchase, redeem or otherwise acquire any outstanding shares of any class of share capital of the Borrower (including Ordinary Shares and Redeemable Preference Shares) or of any the Core Subsidiary.

7.3	There are no pre-emptive rights or similar rights on the part of any shareholder of the Borrower which have not been exercised or waived as needed in order to effect the Conversion.

8.	Capitalization

8.1	At the Conversion Date, the Ordinary Shares subscribed for by the Borrower are duly authorized and validly issued.

8.2

Upon issue and allotment to the Lender of the Ordinary Shares, the Lender acquires good and valid title to such Ordinary Shares, free and clear of any Encumbrance, and such Ordinary Shares are fully paid and non-assessable.

9.	Subsidiaries

9.1

There is no agreement, arrangement or obligation of any kind obligating the Borrower to sell, transfer, assign, dispose of, create any Encumbrance upon or otherwise transfer the ownership of any of its shares or participation interest of any Subsidiary to any person that is not a Group Company.

9.2

Other than the obligations of DML pursuant to its Equity Incentive Plan, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating any Subsidiary:

9.2.1	to issue or sell, or cause to be issued or sold any shares of any class of share capital of the Subsidiary; or

9.2.2	to repurchase, redeem or otherwise acquire any outstanding shares of any class of share capital of the Subsidiary.

10.	Assets

10.1

On the date of this Agreement, a Group Company has legal and valid ownership, a leasehold title or a valid licence to use such fixed assets as necessary for the operation of the Group’s business and the absence of which could result in a Material Adverse Effect.

10.2

On the Conversion Date, a Group Company (excluding Ozon Tour LLC) has legal and valid ownership, a leasehold title or a valid licence to use such fixed assets as necessary for the operation of the Group’s business and the absence of which could result in a Material Adverse Effect

11.	Financial Statements

A true and complete copy of the Financial Statements has been Disclosed. The Financial Statements have been prepared in accordance with Accounting Principles.

12.	Absence of Changes

Since the date of the Financial Statements, no Material Adverse Effect has occurred.

13.	Intellectual Property

13.1

The Group owns and/or has the benefit (conferred pursuant to a valid and enforceable licence) of all Intellectual Property materially necessary to conduct its business in the same manner as it is being conducted as of the date hereof.

13.2	No Group Company has received notice of any claim alleging that it is infringing on the Intellectual Property of any person the result of which likely would have a Material Adverse Effect.

14.	Taxation

14.1

Each Group Company has filed all Tax returns and Tax submissions required by applicable Law in all material respects in compliance with applicable Law and paid or accrued all such Taxes as it has become liable to pay in all material respects.

14.2	No Group Company has received any claims from any Taxing Authority concerning any Tax matter likely to have a Material Adverse Effect.

15.	Compliance with Law

15.1	So far as the Borrower is aware, no Core Group Company has received written notice of any claim alleging any failure to comply with Laws which likely would have a Material Adverse Effect.

15.2

Each of Internet Solutions LLC, Internet Logistics LLC and Internet Travel LLC has implemented compliance policies reasonably designed to ensure compliance with (i) the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 and similar Russian laws and (ii) any anti-money laundering, anti-drug trafficking and economic sanctions laws and regulations issued by the United States of America, the European Union and the United Nations as well as Russian applicable to its operations. So far as the Borrower is aware, there have been no breaches of such compliance policies which likely would have a Material Adverse Effect.

16.	Priority of obligations

To the extent permitted by Law, the Borrower’s payment obligations under this Agreement rank at least pari passu with the claims of its other unsecured creditors.

Appendix A

Subsidiary		Jurisdiction	Registration Number	Registered Address	Ownership Details
PART I – CORE SUBSIDIARIES

1.	Internet Logistics LLC	Russia	1076949002261	Russian Federation, 170540, Tver region, Kalininskiy district, Burashevskoye village, industrial zone Boroblevo-2, complex 1A	99% - Ozon Holding LLC 1% - Internet Solutions LLC

2.	Internet Solutions LLC	Russia	1027739244741	Russian Federation, 123112, Moscow, Presnenskaya Embank., 10, premises I, floor 41, room 6	99% - Ozon Holding LLC 1% - Internet Logistics LLC

3.	Davco Management Limited	Cyprus	HE 112543	Cyprus, 1065, Nicosia, Arch. Makarios III, 2-4, Capital Center, floor 9	100% - the Borrower

4.	Internet Travel LLC	Russia	5087746213902	Russian Federation, 123112, Moscow, Presnenskaya Embank., 10, premises I, floor 41, room 16	100% - Davco Management Limited

5.	Ozon Holding LLC	Russia	5167746332364	Russian Federation, 123112, Moscow, Presnenskaya embank., 10, premises I, floor 41, room 2	100% - the Borrower

PART II – OTHER SUBSIDIARIES

6.	Ozon Technologies LLC	Russia	1197746313940	Russian Federation, Presnenskaya embank., 10, premises I, floor 41, room 7	99% - Ozon Holding LLC 1% - Internet Solutions LLC

7.	Ozon Tour LLC	Russia	5137746254620	Russian Federation, 125252, Moscow, Chapaevskiy lane, 14, premises IV, floor 3, room 33	99% - Internet Travel LLC 1% - Davco Management Limited

8.	Ozon Volga LLC	Russia	1191690053829,	Russian Federation, 422550, the Republic of Tatarstan, Zelenodolskiy district, Zelenodolsk, Lenina st., 35, premises 2, floor 1	99% - Ozon Holding LLC 1% - Internet Logistics LLC

Appendix B

IN WITNESS WHEREOF this Agreement has been duly signed by the authorised representatives of the Parties on the date first above written.

OZON HOLDINGS LIMITED

/Signature/
By: Belova Nadezda

Its: Director

PRINCEVILLE GLOBAL ECOMMERCE INVESTMENTS I LIMITED

/Signature/
By: Joaquin Rodriguez Torres

Its: Director

EXECUTION VERSION

DEED OF AMENDMENT TO

AMENDED AND RESTATED

CONVERTIBLE LOAN AGREEMENT

IN RESPECT OF

OZON HOLDINGS PLC

AS BORROWER

THIS DEED OF AMENDMENT TO AMENDED AND RESTATED CONVERTIBLE LOAN AGREEMENT dated 1 October 2019 (this “Deed”) is made on _30_ October_2020_ by and among:

(1)

PRINCEVILLE GLOBAL ECOMMERCE INVESTMENTS I LIMITED, a company duly incorporated and validly existing under the laws of the British Virgin Islands, having its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (“Lender”); and

(3)	OZON HOLDINGS PLC, a public limited company registered under Cyprus law with its registered address at 2-4 Arch. Makarios III, 9th Floor Capital Center, Nicosia, Cyprus (the “Borrower”),

(The Lender and the Borrower shall also be referred to herein individually as a “Party” and, collectively, the “Parties”).

WHEREAS:

A.	On 6 August 2019, the Parties entered into the Convertible Loan Agreement, which was amended by the Parties on 20 September 2019 and further amended and restated on 1 October 2019;

B.	The Borrower plans to subdivide its share capital at a ratio of 1:25; and

C.

The Parties desire to amend the Amended and Restated Convertible Loan Agreement entered into on 1 October 2019, (the “Original Agreement”) so that Ordinary Shares to be issued under the Original Agreement reflect that Share Split on the terms set out herein.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1

Unless the context otherwise requires, words or expressions defined in, or by reference to, the Original Agreement shall have the same meanings in this Deed and the rules of interpretation in Clauses 1.2 of the Original Agreement shall apply to this Deed, mutatis mutandis, as if they were set out in full herein.

1.2	This Deed shall become effective on the day of its execution by the Parties (the “Effective Date”).

2	Amendments

2.1

With effect from the Effective Date, the Original Agreement shall be amended and all references to the Original Agreement shall be construed from that date as incorporating the amendments contained in this clause 2.

2.2	The definition of Conversion Price shall be amended and restated as follows:

“‘Conversion Price’ means ten thousand seven hundred Rubles (RUB 10,700) per Ordinary Share until such time as the Company approves and completes the proposed Share Split and thereafter shall be four hundred twenty eight Rubles (RUB 428), unless a Qualified Financing shall have occurred on or before 27 December 2019, in which event the Conversion Price shall be equal to the price per Ordinary Share in Rubles as set in connection with such Qualified Financing reduced by the Discount Rate;”

2.3	The definition of Liquidity Event shall be amended and restated as follows:

1

“Liquidity Event” means the occurrence of an IPO (as defined in the Articles of Association) or Ozon Change of Control;

2.4	The definition of Ordinary Shares shall be amended and restated as follows:

“‘Ordinary Shares’ means the ordinary shares with full voting and equal dividends rights in the share capital of the Borrower, which are in issue from time to time, having the rights and obligations set out in the Articles of Association;

2.5	Clause 1.1 shall be amended by adding the following new definition in alphabetical order:

“‘Share Split’ means the planned division of Ordinary Shares of the Borrower at a ratio of 1:25 per Ordinary Share such that upon completion of such division the par value per Ordinary Share is restated from USD 0.025 each to USD 0.001 each;”

2.6	The definition of Shareholders Agreement shall be amended and restated as follows:

“‘Shareholders Agreement’ means the Third Amended and Restated Shareholders Agreement relating to Ozon Holdings Limited dated 18 March 2020 (as may be amended from time to time).”

2.7	Clause 6.4 shall be amended and restated as follows:

“The Ordinary Shares shall be credited as fully paid and rank pari passu with shares of the same class in issue on the Conversion Date and shall carry the rights as set out in the Articles of Association.”

2.8	Clause 6.5 shall be amended and restated as follows:

“On the Conversion Date subject to the Shareholders Agreement being in force, the Borrower shall procure that the Lender is entitled to enter into and, provided the Borrower is in compliance with its obligation in this clause 6.5, the Lender shall execute the deed of adherence required under the Shareholders Agreement in a legally binding manner agreeing to comply with (and have the benefit of) the terms of the Shareholders Agreement.”

2.9	Clause 13.1 shall be amended and restated as follows:

“Each Party shall maintain the confidentiality of the fact and terms of this Agreement, provided that such Party may deliver or disclose the fact and terms of this Agreement to (i) its Affiliates and the directors, employees, professional advisors and agents of the Party and its Affiliates who agree to hold such information confidential substantially in accordance with the terms of this clause 13.1, (ii) in relation to the Borrower, any of its shareholders who agree to hold such information confidential substantially in accordance with the terms of this clause 13.1 (iii) in relation to the Lender which is a fund, such Lender may disclose the fact and terms of this Agreement to the entities that manage or advise the Lender, and the investors in the Lender or any of their Affiliates, (iv) any person to which such Party sells or offers to sell any Ordinary Shares acquired in accordance with this Agreement or assigns or offers to assign its rights and obligations under clause 12 hereof (if such Person has agreed in writing prior to its receipt of such confidential information to be bound by the provisions of this clause 13.1), (v) any Governmental Authority having jurisdiction over such Party to the extent required by applicable law, or (vi) any other person to which such delivery or disclosure may be necessary or appropriate (x) to effect compliance with any law applicable to such Party or the rules and regulations governing any stock exchange on which the Party’s stock is traded, (y) in response to any subpoena or other legal process, or (z) in connection with any legal proceedings to which such Party is a party, provided that, in the cases of sub-clauses (v) or (vi), such Party shall provide each other Party, to the extent

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permitted by law, with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of each other Party) a protective order, confidential treatment or other appropriate remedy. In any such event, the Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.”

3	Status of Original Agreement

The provisions of the Original Agreement shall continue in full force and effect except as expressly amended by this Deed in clause 2 above.

4	Warranties

4.1

Each Party warrants to the other Party that the execution and delivery by it of this Deed and the performance by it of all the obligations expressed to be assumed by it hereunder has been duly authorised by all necessary actions of such Party and:

(a)

do not and will not violate any provision of any law, decree, rule or regulation or of any order, judgment, injunction, determination or award of any court or any judicial, administrative or governmental authority or organisation having applicability to such Party;

(b)	do not and will not violate any provision of its constitutional documents; and

(c)

do not and will not violate any provision of any mortgage, deed, agreement or other instrument to which it is a party or which is binding upon it or its assets nor will result in the creation or imposition of any security interest on any of its assets pursuant to the provisions of any such mortgage, deed, agreement or other instrument.

5	Governing Law

This Deed and all non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

6	Incorporation of Provisions

The provisions of Clauses 11 to 15 of the Original Agreement shall apply to this Deed, mutatis mutandis, as if they were set out in full herein.

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IN WITNESS WHEREOF this Deed has been duly signed by the authorised representatives of the Parties and delivered on the date first above written.

SIGNED and delivered as a deed by PRINCEVILLE GLOBAL ECOMMERCE INVESTMENTS I LIMITED in the presence of:		) ) ) )	/Signature/ Name: /Emmanuel De Sousa/
		) ) )	Position: /Managing Partner/
Witness Signature:	/Signature/
Name: /name; illegible/ Occupation: /N/A/ Address:

SIGNED and delivered as a deed by OZON HOLDINGS PLC in the presence of:		) ) ) )	/Signature/ Name: Belova Nadezda
		) ) )	Position: Director
Witness Signature:	/Signature/
Name: Efstratiou Niki Occupation: Accountant Address:

[Deed of Amendment to Amended and Restated Convertible Loan Agreement in Respect of Ozon Holdings PLC (as borrower) by and between Princeville Global Ecommerce Investments I Limited and Ozon Holdings PLC]